EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112448, 333-103228, 333-92572, 333-83954, 333-81396, 333-43952, 333-33338, 333-93653, 333-85161, 333-51117, 333-33197, and 333-06301) pertaining to the 1998 Supplemental Stock Option/ Stock Issuance Plan, 1993 Stock Option/ Stock Issuance Plan, and Employee Stock Purchase Plan of Ultratech, Inc. of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of Ultratech, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Jose, California

March 8, 2004